Exhibit 10.8

STOCK OPTION PURCHASE AGREEMENT

This STOCK OPTION PURCHASE AGREEMENT (this “Agreement”), dated as of April 27, 2011, is by and between Annie’s, Inc., a Delaware corporation (the “Company”), and Sarah Bird, an individual residing at 45 St. James Place, Piedmont, CA 94611 (the “Seller”). The Company and the Seller are referred to collectively as the “Parties.”

WHEREAS, on April 27, 2011, the Company’s Compensation Committee and Board of Directors, with John Foraker abstaining, authorized the Company to purchase certain options to purchase common stock of the Company, $.001 par value per share (“Common Stock”), from the Seller pursuant to Section 5(j) of the Company’s Amended and Restated 2004 Stock Option Plan (the “Plan”) pursuant to the terms of this Agreement; and

WHEREAS, the Seller is the holder of an certain option to purchase up to 30,000 shares of Common Stock at an exercise price per share of $6.45 (the “2005 Option”), pursuant to a grant letter executed by the Company and dated May 9, 2005, and desires to transfer to the Company pursuant to Section 5(j) of the Plan the right to purchase 7,000 shares of the 2005 Option (the “Tendered Option”), in lieu of the exercise of such Tendered Option, in exchange for the Purchase Price, as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

Section 1. Purchase and Sale.

(a) Seller agrees to tender, transfer and sell to the Company as of the Closing Date, pursuant to Section 5(j) of the Plan, the Tendered Option for the aggregate purchase price of $101,850.00 (the “Purchase Price”), which Purchase Price represents the product of (i) the difference between $21.00 (“Current Value”), which the Company’s Board of Directors has determined to be the fair market value of a share of Common Stock as of the date of this Agreement, and the applicable 2005 Option exercise price of $6.45, and (ii) 7,000, and the Company agrees to purchase such Tendered Option. The Purchase Price, less applicable tax withholdings, shall be payable by wire transfer or by check, at the Company’s discretion.

(b) The closing (the “Closing”) of the transaction contemplated by this Agreement shall occur no later than Monday, May 2, 2011 (the “Closing Date”), unless the Parties otherwise agree.

(c) Seller and the Company shall execute an amendment to the grant letter for the 2005 Option reflecting the cancellation of the Tendered Option.

(d) Seller hereby irrevocably waives, releases and discharges the Company and its affiliates from any and all liabilities and obligations to Seller of any kind or nature whatsoever that have arisen or may arise out of Seller’s beneficial ownership of the Tendered Option, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement) or otherwise at law or equity, and Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of the Company’s affiliates.

Section 2. Representations and Warranties of the Seller. The Seller makes the following representations and warranties as of the Closing Date.

(a) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(b) Tendered Option Free of Encumbrances. The Seller holds of record and owns beneficially the Tendered Option, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. For the purpose of this Section 2(c), (i) the term “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) “Security Interests” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

(c) No Representations. The Seller has received, carefully read and is familiar with this Agreement. The Seller has received no representations or warranties from the Company, its employees, agents or attorneys in making its decision to enter into this Agreement.

(d) Business Knowledge. The Seller understands the business in which the Company is engaged and has such knowledge and experience in business and financial matters that the Seller is capable of evaluating the merits and risks of tendering the Tendered Option. By tendering the Tendered Option, the Seller understands and agrees that it shall forego any future appreciation in the value of the Tendered Option that would have occurred on or after the Closing Date if the Seller had retained, and not tendered, such option to purchase Common Stock. The Seller understands that the transfer and sale of the Tendered Option may affect the value of Common Stock.

Section 3. Seller Acknowledgements. The Seller, for herself and her heirs, personal representatives, successors and assigns, acknowledges and is aware of the following:

(a) No federal or state agency has approved, disapproved or made any finding or determination as to the fairness, nor any recommendation or endorsement of the merits of the transactions contemplated herein.

(b) There is no public market for the Company’s securities. The fair market value of the Common Stock has been determined by the Company’s Board of Directors. The Company has not obtained an independent appraisal of the value of the Company’s Common Stock or Tendered Option or obtained an opinion on the fairness of the Purchase Price for the Tendered Option.

(c) The Company has not provided any investment, accounting, legal, or tax advice to the Seller. The Seller, in tendering the Tendered Option, is relying, if at all, solely upon the advice of the Seller’s personal legal, financial or tax advisers with respect to the sale of the Tendered Option. Neither the Company nor any of its officers, directors or employees has made any representation regarding the legal, accounting or tax consequences of selling the Tendered Option to the Company nor has the Company or any of its representatives encouraged or discouraged the Seller from doing so.

(d) The Seller acknowledges that the fair market value of the Company’s Common Stock may change. The Company may engage in a transaction at any time that may affect the value of the Company’s Common Stock. The Seller bears the sole risk that a future transaction could increase the value of the Company’s Common Stock and therefore the value of the Tendered Option.

(e) The Seller is not entitled to cancel, terminate or revoke this Agreement.

(f) The Seller recognizes that the offer by the Company to purchase the Tendered Option was based upon the Seller’s representations, warranties, and acknowledgments set forth in this Agreement, understands the meaning of the representations made by the Seller in this Agreement, and hereby agrees to indemnify the Company and all of its officers, directors, employees, and agents and all persons deemed to be in control of the foregoing, and to hold such persons harmless, from and against any and all loss, damage, liability or expense (including costs and reasonable attorney’s fees) to which they may be put or which they may incur by reason of, or in connection with: (i) any misstatement, misrepresentation, or omission made by or on behalf of the Seller with respect to the matters about which representations and warranties are made or required by the terms of this Agreement; or (ii) any breach of any such representations or warranties or any failure to fulfill any covenants or agreements set forth herein.

(g) The Company’s Compensation Committee will determine, in its sole discretion, all questions as to the validity, form, eligibility and acceptance for transfer of any Tendered Option, and its determination will be final and binding to the fullest extent permitted by law.

Section 4. Representations and Warranties of the Company. The Company makes the following representations and warranties as of the Closing Date.

(a) Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of State of Delaware.

(b) Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company need not give any further notice to, make any filing with, or obtain any further authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

Section 5. Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:		SELLER:

ANNIE’S, INC.

By:	/s/ Brian T. Murphy	/s/ Sarah W. Bird
	Brian Murphy, Chairman Compensation Committee	Sarah Bird

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